A special meeting of each fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	5,552,872,469.31	95.061
Withheld	288,502,726.49	4.939
TOTAL	5,841,375,195.80	100.000
Albert R. Gamper, Jr.
Affirmative	5,561,890,244.04	95.215
Withheld	279,484,951.76	4.785
TOTAL	5,841,375,195.80	100.000
Abigail P. Johnson
Affirmative	5,555,939,213.33	95.114
Withheld	285,435,982.47	4.886
TOTAL	5,841,375,195.80	100.000
Arthur E. Johnson
Affirmative	5,553,678,620.69	95.075
Withheld	287,696,575.11	4.925
TOTAL	5,841,375,195.80	100.000
Michael E. Kenneally
Affirmative	5,569,390,062.35	95.344
Withheld	271,985,133.45	4.656
TOTAL	5,841,375,195.80	100.000
James H. Keyes
Affirmative	5,566,176,180.94	95.289
Withheld	275,199,014.86	4.711
TOTAL	5,841,375,195.80	100.000
Marie L. Knowles
Affirmative	5,555,399,073.27	95.104
Withheld	285,976,122.53	4.896
TOTAL	5,841,375,195.80	100.000
Kenneth L. Wolfe
Affirmative	5,541,935,763.09	94.874
Withheld	299,439,432.71	5.126
TOTAL	5,841,375,195.80	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	4,850,324,304.70	83.034
Against	674,248,578.58	11.543
Abstain	316,802,312.52	5.423
TOTAL	5,841,375,195.80	100.000

A Denotes trust-wide proposal and voting results.